Exhibit 99.1

QTS REPORTS SECOND QUARTER 2015 OPERATING RESULTS

OVERLAND PARK, Kan. – August 4, 2015 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the second quarter ended June 30, 2015.

Second Quarter Highlights

•	Reported Operating FFO of $23.4 million in the second quarter of 2015, an increase of 27.5% compared to the second quarter of 2014. Operating FFO for the second quarter of 2015 on a fully diluted per share basis was $0.53 per share. Adjusted Operating FFO was $22.2 million in the second quarter of 2015, an increase of 18.8% compared to the second quarter of 2014.

•	Reported Adjusted EBITDA of $31.8 million in the second quarter of 2015, an increase of 36.7% compared to the second quarter of 2014.

•	Reported NOI of $44.6 million in the second quarter of 2015, an increase of 32.4% compared to the second quarter of 2014.

•	Total revenues of $68.1 million recognized in the second quarter of 2015, an increase of 32.7% compared to the second quarter of 2014. Monthly Recurring Revenue (“MRR”) as of June 30, 2015 increased by 58.9% to $25.5 million compared to MRR as of June 30, 2014.

•	During the second quarter of 2015 the Company executed new and modified leases aggregating to a net increase of $10.6 million in incremental annualized rent, net of downgrades, which brought the Company’s booked-not-billed annualized rent to $68.7 million as of June 30, 2015, the highest level in the Company’s history.

•	On June 5, 2015 the Company issued 5,750,000 shares of its Class A common stock and used the net proceeds of approximately $203.7 million to repay amounts outstanding under its unsecured revolving credit facility and to fund a portion of the cash consideration payable by the Company in the acquisition of Carpathia Hosting, Inc. (“Carpathia”).

•	Completed the acquisition of Carpathia Hosting, Inc. for $326 million (as defined in the purchase and sale agreement) with cash obtained from the aforementioned common stock issuance and borrowings on the revolving credit facility. The above results include operating results for Carpathia for the period June 16, 2015 through June 30, 2015.

1 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

“The continued momentum that QTS experienced in the second quarter further demonstrates the success of our integrated product mix. Our C2 product continues to support stable and predictable growth as the engine of our business. In addition, we are pleased to bring Carpathia into the QTS family and excited about the added strength and scale this brings to our C3 cloud and managed service product offering,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “With our new record booked-not-billed backlog, we are pleased with the visibility we have for continued future growth and success in the business. We have raised our guidance to reflect this growth and to incorporate the growth that Carpathia will add to our portfolio”

Financial Results

Net income recognized in the second quarter of 2015 was $5.5 million ($0.13 and $0.12 per basic and diluted share, respectively), which included approximately $4.7 million of transaction and integration costs and $3.1 million of income tax benefit associated with the Carpathia acquisition, compared to net income of $3.9 million recognized in the second quarter of 2014, which also reflected transaction and restructuring charges of approximately $2.1 million related to the acquisition of QTS’ Chicago and Princeton facilities and severance costs associated with various remote employees.

QTS generated Operating FFO of $23.4 million in the second quarter of 2015, an increase of approximately 27.5% compared to $18.4 million for the second quarter of 2014. Adjusted Operating FFO was $22.2 million in the second quarter of 2015, an increase of 18.8% compared to $18.7 million in the second quarter of 2014.

Additionally, QTS generated $31.8 million of Adjusted EBITDA in the second quarter of 2015, an increase of 36.7% compared to $23.3 million for the second quarter of 2014. MRR as of June 30, 2015 was $25.5 million, an increase of 58.9% compared to MRR as of June 30, 2014 of $16.0 million, with total revenues increasing by 32.7% to $68.1 million for the second quarter 2015 compared to $51.3 million for the second quarter 2014.

Leasing Activity

During the second quarter of 2015, QTS entered into customer leases representing approximately $10.6 million of incremental annualized rent, net of downgrades. While the Company did not sign any significant C1 leases during the second quarter of 2015, it did see significant leasing activity in its C2/C3 categories. This C2/C3 leasing activity continues to support the Company’s belief in its investment in its 3C platform.

During the second quarter of 2015, QTS renewed leases with a total annualized rent of $7.5 million at an average rent per square foot of $785, which was 5.1% higher than the annualized rent prior to their respective renewals. This compares to a prior four quarter average increase of 0.9% over the rates immediately prior to renewal. The renewal rate in the second quarter of 2015 was positively impacted by a renewal involving a change in service level for a Carpathia customer and negatively impacted by three larger QTS customers that changed their product mix. Without the effect of these renewals, QTS’ rates would have increased by 2.0% following renewal in the second quarter of 2015, which aligns with the Company’s expectation of low to mid-single digit increases. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low single digits. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) was 0.4% for the second quarter of 2015 and 0.8% for the six months ended June 30, 2015.

2 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

During the second quarter of 2015, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) at an average rent of $525 per square foot. This rate was primarily driven by a sizable ramp of a large C1 customer in the quarter, in addition to larger C2 customers with a smaller level of managed services attached to those customers.

As of June 30, 2015, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of June 30, 2015) was approximately $5.7 million, or $68.7 million of annualized rent, the highest amount in the Company’s history, and compares to $64.3 million at March 31, 2015. The booked-not-billed balance is expected to contribute an incremental $9.7 million to revenue in 2015 (representing $31.9 million in annualized revenues), an incremental $13.9 million in 2016 (representing $19.4 million in annualized revenues), and an incremental $17.4 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the second quarter of 2015, the Company brought online seven megawatts of gross power and approximately 26,000 net rentable square feet (“NRSF”) of raised floor at an aggregate cost of approximately $42 million. In addition, during the second quarter of 2015, the Company continued redevelopment of the Dallas – Fort Worth, Atlanta – Metro, Richmond and Chicago facilities to have space ready for customers later in 2015, 2016 and forward. The Company expects to bring an additional 67,000 raised floor NRSF into service at an aggregate cost of approximately $90 million in the remaining two quarters of 2015. The majority of the capital spend that is not placed into service in 2015 will be for ongoing expansion and development of the Company’s facilities, including the Chicago facility, and to facilitate the booked-not-billed backlog.

On June 16, 2015, the Company completed the acquisition of 100% of the outstanding stock of Carpathia Hosting, Inc. (“Carpathia”), a Virginia-based colocation, cloud and managed services provider for approximately $326 million (as defined in the purchase and sale agreement). Upon completion of this acquisition, the Company assumed all of the assets and liabilities of Carpathia Acquisition, Inc., and Carpathia Acquisition, Inc. and its subsidiaries, including Carpathia, became indirect, wholly-owned subsidiaries of the Company. Carpathia is a provider of colocation, hybrid cloud and Infrastructure-as-a-Service (IaaS) servicing enterprise customers and federal agencies, with a customer base of approximately 230 customers. Carpathia has eight domestic data centers located in Dulles, Virginia; Phoenix, Arizona; San Jose, California; Harrisonburg, Virginia and Ashburn, Virginia; and five international data centers located in Toronto, Amsterdam, London, Hong Kong and Sydney.

Balance Sheet and Liquidity

As of June 30, 2015, QTS’ total debt balance was $754.1 million, resulting in a debt to annualized Adjusted EBITDA of 4.8x, which is adjusted to annualize Carpathia’s Adjusted EBITDA for the period June 16, 2015 through June 30, 2015. This ratio continues to be impacted by various portions of QTS’ portfolio that were placed into service in the second quarter of 2015 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in the remainder of 2015 and 2016 associated with the Company’s record booked-not-billed backlog of $68.7 million in annualized rent. As the revenues associated with this backlog commence, the Company expects its long term debt to Adjusted EBITDA ratio to continue to improve.

On June 5, 2015, the Company issued 5,750,000 shares of QTS’ Class A common stock and GA QTS Interholdco, LLC, a selling stockholder and an affiliate of General Atlantic LLC, sold 1,250,000 shares of QTS’ Class A common stock at a price of $37.00 per share. The selling stockholder granted the underwriters a 30-day option to purchase an aggregate of up to an additional 1,050,000 shares of QTS’ Class A common stock at the public offering price, which the underwriters exercised. The Company used the net proceeds of approximately $203.7 million to fund a portion of the cash consideration payable by the Company in the Carpathia acquisition, and prior to such use, it used a portion of the net proceeds to repay amounts outstanding under its unsecured revolving credit facility and to pay off its Atlanta-Metro Equipment Loan. The Company did not receive any proceeds from the offering of shares by the selling stockholder.

3 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

2015 Guidance

QTS is raising its 2015 guidance to reflect the continued momentum in QTS and to account for both the effect of including Carpathia operations and for the June equity issuance. The Company now expects Adjusted EBITDA of $134.0 million to $142.0 million, Operating FFO of $95.5 million to $100.5 million, and Operating FFO per share of $2.10 to $2.20, which reflects the equity issuance discussed above. QTS is also revising its 2015 guidance on Capital Expenditures, excluding acquisitions, to approximately $300 million to $350 million to incorporate the positive acceleration of customer activity in the Richmond, Atlanta-Metro and Dallas-Fort Worth facilities and to fund capital expenditure needs of Carpathia.

This guidance is calculated based on core revenue growth, excluding acquisitions, in the mid to high teens (which ramp during the year), annual rental churn of 4-7%, and does not contemplate any acquisitions or dispositions other than those which have already been disclosed.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on August 5, 2015, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3619873# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions and fully managed services, and the owner of Carpathia Hosting, a provider of colocation, hybrid cloud services and managed hosting. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS' Critical Facility Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,000 customers in the United States, Canada, Europe and the Asia Pacific region.

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

4 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties, including data centers acquired in our acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and periodic reports the Company files with the Securities and Exchange Commission.

5 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Real Estate Assets
Land	$52,430	$48,577
Buildings and improvements	1,073,120	914,286
Less: Accumulated depreciation	(205,284)	(180,167)
	920,266	782,696

Construction in progress	320,885	214,719
Real Estate Assets, net	1,241,151	997,415
Cash and cash equivalents	10,744	10,788
Rents and other receivables, net	30,548	15,579
Acquired intangibles, net	122,005	18,000
Deferred costs, net (1)	38,013	37,058
Prepaid expenses	7,132	3,079
Goodwill	173,237	-
Other assets, net (2)	29,198	24,640
TOTAL ASSETS	$1,652,028	$1,106,559

LIABILITIES
Mortgage notes payable	$70,000	$86,600
Unsecured credit facility	330,000	239,838
Senior notes, net of discount	297,852	297,729
Capital lease and lease financing obligations	56,211	13,062
Accounts payable and accrued liabilities	92,708	64,607
Dividends and distributions payable	15,322	10,705
Advance rents, security deposits and other liabilities	19,444	3,302
Deferred income taxes	16,449	-
Deferred income	19,557	10,531
TOTAL LIABILITIES	917,543	726,374

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 40,881,002 and 29,408,138 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	409	294
Additional paid-in capital	664,751	324,917
Accumulated dividends in excess of earnings	(38,014)	(22,503)
Total stockholders’ equity	627,146	302,708
Noncontrolling interests	107,339	77,477
TOTAL EQUITY	734,485	380,185
TOTAL LIABILITIES AND EQUITY	$1,652,028	$1,106,559

(1)	As of June 30, 2015 and December 31, 2014, deferred costs, net, included $15.3 million and $16.5 million of deferred financing costs net of amortization, respectively, $19.8 million and $17.4 million of deferred leasing costs net of amortization, respectively, and $2.9 million and $3.2 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(2)	As of June 30, 2015 and December 31, 2014, other assets, net, primarily included $26.3 million and $21.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

6 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income

(unaudited and in thousands)

The following financial data for the three and six months ended June 30, 2015 includes the operating results of Carpathia Hosting, Inc. (“Carpathia”) for the period June 16, 2015 (the date the Company acquired Carpathia) through June 30, 2015.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Revenues:	2015	2015	2014	2015	2014
Rental	$52,193	$49,333	$41,966	$101,526	$82,545
Recoveries from customers	5,582	5,664	3,852	11,246	7,543
Cloud and managed services	8,220	5,795	4,970	14,015	9,201
Other (1)	2,122	594	550	2,716	992
Total revenues	68,117	61,386	51,338	129,503	100,281
Operating expenses:
Property operating costs	22,031	19,336	16,529	41,367	32,752
Real estate taxes and insurance	1,474	1,485	1,118	2,959	2,336
Depreciation and amortization	18,062	16,243	13,817	34,305	27,064
General and administrative (2)	14,615	13,838	11,473	28,453	22,251
Restructuring (3)	-	-	1,046	-	1,046
Transaction and integration costs (4)	4,669	105	1,089	4,774	1,153
Total operating expenses	60,851	51,007	45,072	111,858	86,602

Operating income	7,266	10,379	6,266	17,645	13,679

Other income and expense:
Interest income	1	-	-	1	8
Interest expense	(4,799)	(5,342)	(2,208)	(10,141)	(4,273)
Other expense, net (5)	(83)	-	(110)	(83)	(110)
Income before taxes	2,385	5,037	3,948	7,422	9,304
Tax benefit (expense) of taxable REIT subsidiaries (6)	3,135	-	(27)	3,135	(55)
Net income	5,520	5,037	3,921	10,557	9,249
Net income attributable to noncontrolling interests (7)	(888)	(955)	(831)	(1,843)	(1,961)
Net income attributable to QTS Realty Trust, Inc.	4,632	4,082	3,090	8,714	7,288
Unrealized gain on swap	-	-	127	-	232
Comprehensive income	$4,632	$4,082	$3,217	$8,714	$7,520

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.4 million, $0.4 million and $0.1 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Straight line rent was $1.8 million and $0.3 million for the six months ended June 30, 2015 and 2014, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.5%, 22.5%, and 22.3% of total revenues for the three month periods ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. General and administrative expenses were 22.0% and 22.2% of total revenues for the six month periods ended June 30, 2015 and 2014, respectively.
(3)	Restructuring costs – For the three and six months ended June 30, 2014, the Company incurred $1.0 million in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction and integration costs – For the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, the Company recognized $4.3 million, $0.1 million and $1.1 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. Transaction costs were $4.4 million and $1.2 million for the six months ended June 30, 2015 and 2014, respectively. The Company also recognized $0.4 million in integration costs for the three month and six month periods ended June 30, 2015 related to the acquisition of Carpathia on June 16, 2015.
(5)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Tax benefit (expense) of taxable REIT subsidiaries – For the three and six months ended June 30, 2015, the Company recorded an approximate $3.1 million non-cash tax benefit related to the reversal of valuation allowances of deferred tax assets which was a result of the purchase of Carpathia.
(7)	Noncontrolling interest –As of June 30, 2015, the noncontrolling ownership interest of QualityTech, LP was 14.6%, which is related to approximately 7.0 million Operating Partnership units outstanding at June 30, 2015 which are convertible into common shares on a one-for-one basis.

7 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,

	2015	2015	2014	2015	2014
FFO
Net income	$5,520	$5,037	$3,921	$10,557	$9,249
Real estate depreciation and amortization	16,325	14,302	12,203	30,627	24,067
FFO	21,845	19,339	16,124	41,184	33,316

Write off of unamortized deferred finance costs	83	-	110	83	110
Restructuring costs	-	-	1,046	-	1,046
Integration costs	422	-	-	422	-
Transaction costs	4,247	105	1,089	4,352	1,153
Non-cash reversal of deferred tax asset valuation allowance	(3,175)	-	-	(3,175)	-
Operating FFO *	23,422	19,444	18,369	42,866	35,625

Maintenance Capex	(609)	(17)	(22)	(626)	(95)
Leasing commissions paid	(3,782)	(3,084)	(2,839)	(6,866)	(5,088)
Amortization of deferred financing costs and bond discount	854	849	621	1,703	1,203
Non real estate depreciation and amortization	1,682	1,941	1,616	3,623	2,998
Straight line rent revenue	(1,371)	(436)	(170)	(1,807)	(322)
Straight line rent expense	211	71	74	282	149
Equity-based compensation expense	1,831	1,307	1,065	3,138	1,976
Adjusted Operating FFO *	$22,238	$20,075	$18,714	$42,313	$36,446

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

8 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
EBITDA and Adjusted EBITDA
Net income	$5,520	$5,037	$3,921	$10,557	$9,249
Interest expense	4,799	5,342	2,208	10,141	4,273
Interest income	(1)	-	-	(1)	(8)
Tax (benefit) expense of taxable REIT subsidiaries	(3,135)	-	27	(3,135)	55
Depreciation and amortization	18,062	16,243	13,817	34,305	27,064
EBITDA	25,245	26,622	19,973	51,867	40,633

Write off of unamortized deferred finance costs	83	-	110	83	110
Equity-based compensation expense	1,831	1,307	1,065	3,138	1,976
Restructuring costs	-	-	1,046	-	1,046
Integration costs	422	-	-	422	-
Transaction costs	4,247	105	1,089	4,352	1,153
Adjusted EBITDA	$31,828	$28,034	$23,283	$59,862	$44,918

9 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income, excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,

	2015	2015	2014	2015	2014
Net Operating Income (NOI)
Net income	$5,520	$5,037	$3,921	$10,557	$9,249
Interest expense	4,799	5,342	2,208	10,141	4,273
Interest income	(1)	-	-	(1)	(8)
Depreciation and amortization	18,062	16,243	13,817	34,305	27,064
Write off of unamortized deferred finance costs	83	-	110	83	110
Tax (benefit) expense of taxable REIT subsidiaries	(3,135)	-	27	(3,135)	55
Restructuring costs	-	-	1,046	-	1,046
Integration costs	422	-	-	422	-
Transaction costs	4,247	105	1,089	4,352	1,153
General and administrative expenses	14,615	13,838	11,473	28,453	22,251
NOI (1)	$44,612	$40,565	$33,691	$85,177	$65,193
Breakdown of NOI by facility:
Atlanta-Metro data center	$16,875	$16,766	$15,194	$33,641	$29,596
Atlanta-Suwanee data center	10,094	10,130	8,578	20,224	16,752
Santa Clara data center	3,574	3,377	3,318	6,951	6,048
Richmond data center	4,933	4,255	3,339	9,188	6,386
Sacramento data center	1,900	1,871	2,339	3,771	4,663
Princeton data center	2,310	2,349	23	4,659	23
Dallas-Fort Worth data center	1,462	749	-	2,211	-
Carpathia data centers (2)	2,250	-	-	2,250	-
Other facilities	1,214	1,068	900	2,282	1,725
NOI (1)	$44,612	$40,565	$33,691	$85,177	$65,193

(1)	Includes facility level general and administrative expense allocation charges of 4% of revenue which aggregated to $2.7 million, $2.5 million and $2.0 million for the three month periods ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, and $5.2 million and $4.0 million for the six month periods ended June 30, 2015 and 2014, respectively.
(2)	Includes results of Carpathia for the period June 16, 2015 through June 30, 2015.

10 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Recognized MRR in the period
Total period revenues (GAAP basis)	$68,117	$61,386	$51,338	$129,503	$100,281
Less: Total period recoveries	(5,582)	(5,664)	(3,852)	(11,246)	(7,543)
Total period deferred setup fees	(1,412)	(1,246)	(1,164)	(2,658)	(2,383)
Total period straight line rent and other	(3,170)	(2,012)	(1,107)	(5,182)	(1,985)
Recognized MRR in the period	57,953	52,464	45,215	110,417	88,370

MRR at period end
Total period revenues (GAAP basis)	$68,117	$61,386	$51,338	$129,503	$100,281
Less: Total revenues excluding last month	(41,871)	(40,100)	(34,000)	(103,257)	(82,943)
Total revenues for last month of period	26,246	21,286	17,338	26,246	17,338
Less: Last month recoveries	(2,185)	(1,749)	(1,464)	(2,185)	(1,464)
Last month deferred setup fees	(513)	(418)	(421)	(513)	(421)
Last month straight line rent and other	1,925	(1,292)	582	1,925	582
MRR at period end	$25,473	$17,827	$16,035	$25,473	$16,035

11 QTS Q2 Earnings 2015	Contact: IR@qtsdatacenters.com